EXHIBIT 99.1

Edge Petroleum Announces Results For First Quarter of 2009

HOUSTON, May 8, 2009 (GLOBE NEWSWIRE) -- Edge Petroleum Corporation (Nasdaq:EPEX) (Nasdaq:EPEXP) today reported financial and operating results for the first quarter of 2009 as follows:

 --  Production for the first quarter of 2009 was 3.1 Bcfe, averaging
     34.5 MMcfe per day.
 --  For the quarter ended March 31, 2009, we recorded cash
     settlements paid by our counterparties on our derivative
     contracts totaling $5.9 million pre-tax. We also recorded a non-cash net unrealized pre-tax derivative gain of $5.2 million, which represents the change in the fair value of our derivative contracts between December 31, 2008 and March 31, 2009. These resulted in a net pre-tax derivative gain of approximately $11.1 million included in total revenue for the quarter ended March 31,
     2009.
 --  We recorded an impairment of our oil and natural gas properties of $78.3 million in the first quarter of 2009 as a result of further declines in commodity prices.
 --  Our first quarter 2009 net loss to common stockholders was $76.9 million, or $2.74 basic and diluted loss per share. This loss reflects the impact of the $78.3 million impairment of our oil and natural gas properties that we recorded at March 31, 2009.
 --  On March 16, 2009, we entered into an amended Consent and
     Amendment No. 4 to our Revolving Facility (the "Amended Consent")
     which provides, among other things, that (i) we will make a $25 million payment on May 31, 2009 with all remaining principal, fees and interest amounts under our Revolving Facility to be due and payable on June 30, 2009, and (ii) that it will be an event of default if, among other things, by May 15, 2009 we have not either obtained a commitment sufficient to pay all of our
     obligations under the Revolving Facility or otherwise entered into a sale, merger or other business combination agreement that would result in the repayment of all of our obligations under the
     Revolving Facility on or before June 30, 2009. Primarily due to the uncertainty surrounding the significant payments due June 30,
     2009 under our Revolving Facility, our independent auditors modified their opinion on our 2008 consolidated financial
     statements to include a going concern explanatory paragraph.
 --  We logged four wells during the first quarter of 2009 with three apparent successes. The non-operated Williams Fed A#8 (Edge W.I.
     18.75%) in southeast New Mexico was recently completed in the
     Yeso formation producing approximately 20 Bbl per day of crude oil and 26 Mcf per day of natural gas. This well has apparent behind pipe pay in three additional shallower zones. In Arkansas, in the Fayetteville Shale project, the non-operated Barger #1-16H
     (Edge W.I. 3.91%) was recently completed with an eight stage fracture stimulation and was put to sales flowing at an initial rate of approximately 1 MMcf per day. Also in Arkansas, the non-operated Landberg #1-31H (Edge W.I. 7.97%) was drilled in the first quarter 2009 and should be completed soon. Lastly, in south
     Texas, the acquisition phase of the 120 square mile El Sauz 3-D project (Edge W.I. 50%) began on March 21, 2009 and is
     progressing as planned. The acquisition phase of this project is expected to be completed by late May 2009.

 A summary of our first quarter results is shown below:

                                                      First Quarter
                                                           2009
                                                      --------------
 Production, Bcfe                                          3.1
 Percent Gas                                               70%

 Operating Costs Structure, $ per Mcfe
 -------------------------------------
 Oil and Natural Gas Operating Expenses                   $1.23
 Severance and Ad Valorem Taxes                           $0.35
 G&A (1)                                                  $1.38
 Depletion                                                $3.16

 (1) Assumes exclusion of non-cash share-based compensation costs for restricted stock amortization.

First quarter production for 2009 was 3.1 Bcfe as compared to 5.4 Bcfe for the same period in 2008. Normal production declines, asset sales completed during early 2008 and decreased capital re-investment in replacing production as compared to historical levels contributed to our overall production decline in the first quarter of 2009. We have been operating under a reduced reinvestment program while we have been engaged in our financial and strategic alternatives evaluation process.

We reported an increase in total revenue for the first quarter period of 2009 compared to the same period in 2008. Total revenue for the three months ended March 31, 2009 was $24.1 million compared to $17.7 million in the first quarter of 2008, an increase of 36%. Falling commodity prices in the first quarter of 2009 resulted in net gains on derivatives of $11.1 million to partially offset the losses experienced from our physical commodity sales. In the first quarter of 2008, however, we reported a loss on derivatives of $29.4 million.

Oil and gas operating expenses for the three months ended March 31, 2009 totaled $3.8 million compared to $4.5 million for the same period in 2008. Depletion costs for the first quarter of 2009 totaled $9.8 million and averaged $3.16 per Mcfe compared to $27.1 million and an average of $4.99 per Mcfe for the first quarter of 2008. At December 31 and September 30, 2008 we recorded non-cash full-cost ceiling test impairments on our oil and natural gas properties in the amounts of $233.3 million ($215.8 million net of tax) and $129.5 million ($84.2 million net of tax), respectively. If the 2008 impairments had not been taken, our depletion rate would have been approximately $6.40 per Mcfe at March 31, 2009 as compared to $3.16 per Mcfe. We recorded a net non-cash full-cost ceiling test impairment at March 31, 2009 of approximately $78.3 million, which we expect to impact our depletion rate in the second quarter of 2009. General and administrative ("G&A") costs, which include share-based compensation costs, for the first quarter of 2009 were $4.6 million, 13% higher than the comparable prior year period, primarily because of the costs of our ongoing financial and strategic alternatives process.

First quarter 2009 net loss to common stockholders was $76.9 million or $2.74 basic and diluted loss per share. The same period a year ago we reported a net loss to common stockholders of $18.2 million, or $0.64 basic and diluted loss per share. Basic weighted average shares outstanding increased to approximately 28.8 million for the three months ended March 31, 2009 from 28.6 million in the comparable 2008 period. The increase in shares outstanding was due primarily to the vesting of restricted stock units during 2008 and 2009.

For the three months ended March 31, 2009, net cash flow provided by operating activities was $9.8 million and net cash flow provided by operating activities before working capital changes was $7.4 million. For the three months ended March 31, 2008, net cash flow provided by operating activities was $21.4 million and net cash flow provided by operating activities before working capital changes was $28.5 million. See the attached schedule for a reconciliation of net cash flow provided by operating activities to net cash flow provided by operating activities before working capital changes.

Debt at March 31, 2009 was $234.0 million as compared to $239.0 million at December 31, 2008. Debt at March 31, 2009 and December 31, 2008 is presented as current due to changes in our maturity date as a result of our entering into the Amended Consent in connection with the borrowing base deficiency of $114 million created by the recent redetermination of our borrowing base.

In the normal course of business we enter into derivative contracts, including commodity price collars, swaps and floors, to seek to hedge or mitigate our exposure to commodity price movements. Our derivative contracts for 2009 are shown in the table below.

                             2009 DERIVATIVES
                   Volumes per     Price     Price Cap
   Transaction        Day         Floor (1)     (1)           Term
 ---------------------------------------------------------------------
 Natural Gas
  Costless Collar  10,000 MMBtu   $   7.75    $ 10.00   Jan-09   Dec-09
  Costless Collar  10,000 MMBtu   $   7.75    $ 10.08   Jan-09   Dec-09
 Crude Oil
  Costless Collar    300 Bbl      $  70.00    $ 93.55   Jan-09   Dec-09
 ----------------

 (1) All natural gas prices are settled monthly at NYMEX Natural Gas
     Index and crude oil prices are settled at West Texas Intermediate
     Light Sweet Crude Oil Index.

Edge Petroleum Corporation is a Houston-based independent energy company that focuses its exploration, production and marketing activities in selected onshore basins of the United States. Edge common stock and preferred stock are listed on The NASDAQ Global Select Market under the symbols "EPEX" and "EPEXP," respectively.

The Edge Petroleum Corporation logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3537

Statements that are not historical facts in this release, including but not limited to, statements relating to our ability to continue as a going concern or to comply with the terms of the Amended Consent, are forward-looking statements that involve certain risks, uncertainties and assumptions, many of which are beyond Edge's ability to control or estimate, and are subject to material changes. Such risks, uncertainties and assumptions include, but are not limited to, results of the Board's evaluation, any process or transaction, market conditions, availability of financing, Board and stockholder approvals, actions by third parties, Edge's financial and operational results, the availability or terms of any alternative or transaction, uncertainties, costs and delays relating to transactions, prices for oil and natural gas (including natural gas liquids), drilling and operating risks, risks related to exploration and development, uncertainties about the estimates of reserves, and other factors detailed in the Risk Factors and other sections of Edge's most recent Form 10-K, Forms 10-Q and other filings with the SEC. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated.

 EDGE PETROLEUM CORPORATION
 CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
 ---------------------------------------------------------------------

                                                 Three Months Ended
                                                      March 31,
                                                ----------------------
                                                   2009         2008
                                                ----------------------
                                                 (in thousands, except
                                                   per share amounts)
 OIL AND NATURAL GAS REVENUE:
    Oil and natural gas sales                   $  12,998    $  47,016
    Gain (loss) on derivatives                     11,068      (29,359)
                                                ---------    ---------
      Total revenue                                24,066       17,657
                                                ---------    ---------
 OPERATING EXPENSES:
   Oil and natural gas operating expenses           3,825        4,472
   Severance and ad valorem taxes                   1,091        2,185
   Depletion, depreciation, amortization and
    accretion                                      10,079       27,371
   Impairment of oil and natural gas
    properties                                     78,254           --
   General and administrative expenses              4,595        4,060
                                                ---------    ---------
     Total operating expenses                      97,844       38,088
                                                ---------    ---------

 OPERATING LOSS                                   (73,778)     (20,431)

 OTHER INCOME AND EXPENSE:
   Other income                                         7           69
   Interest expense, net of amounts capitalized    (2,243)      (4,224)
   Amortization of deferred loan costs               (926)        (239)
                                                ---------    ---------
 LOSS BEFORE INCOME TAXES                         (76,940)     (24,825)
 INCOME TAX BENEFIT                                    --        8,646
                                                ---------    ---------
 NET LOSS                                        (76,940)      (16,179)
     Preferred stock dividends                         --       (2,066)
                                                ---------    ---------
 NET LOSS TO COMMON STOCKHOLDERS                $ (76,940)   $ (18,245)
                                                =========    =========

 BASIC LOSS PER SHARE                           $   (2.74)   $   (0.64)
                                                =========    =========
 DILUTED LOSS PER SHARE (1)                     $   (2.74)   $   (0.64)
                                                =========    =========

 BASIC WEIGHTED AVERAGE NUMBER OF COMMON
  SHARES OUTSTANDING                               28,840       28,566
                                                =========    =========
 DILUTED WEIGHTED AVERAGE NUMBER OF COMMON
  SHARES OUTSTANDING (1)                           28,840       28,566
                                                =========    =========
 Production:
   Gas - MMcf                                       2,170        3,773
   Natural gas liquids (NGL) - MBbls                   97          191
   Oil - MBbls                                         59           85
     Gas Equivalent - MMcfe                         3,106        5,429

   Realized Product Prices:
   Gas - $ per Mcf (2)(3)                        $   9.17    $    0.94
   NGL - $ per Bbl                               $  20.44    $   50.51
   Oil - $ per Bbl (2)(4)                        $  36.92    $   52.45
     Gas Equivalent - $ per Mcfe (5)             $   7.75    $    3.25

 Notes:
 ---------------------------------------------------------------------

 (1) A net loss from continuing operations exists in 2009 and 2008, and therefore, no potential common shares are included in the calculation of diluted per share amounts because the effect would be antidilutive. Potential common shares include 8.7 million shares of common stock resulting from an assumed conversion of the Company's 5.75% Series A cumulative convertible perpetual preferred stock, equivalent shares of the Company's restricted stock units and common stock options.

 (2) Includes the effect of derivative transactions.

 (3) The average realized price, excluding unrealized derivative gains related to our natural gas derivative contracts, was $6.47 per
     Mcf for the quarter ended March 31, 2009. The average realized price, excluding unrealized derivative losses related to our natural gas derivative contracts, was $7.72 per Mcf for the quarter ended March 31, 2008.

 (4) The average realized price, excluding unrealized derivative losses related to our oil derivative contract, was $47.52 per barrel for the three-month period ended March 31, 2009. The average realized price, excluding unrealized derivative gains related to our oil derivative contracts, was $50.07 per barrel for the three-month period ended March 31, 2008.

 (5) The average realized price, excluding net unrealized derivative gains related to our derivative contracts, was $6.07 per Mcfe for the three-month period ended March 31, 2009. The average realized price, excluding net unrealized derivative losses related to our derivative contracts, was $7.92 per Mcfe for the three-month period ended March 31, 2008.

 EDGE PETROLEUM CORPORATION
 CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
 ---------------------------------------------------------------------

                                                March 31,     Dec. 31,
                                                   2009         2008
                                                ----------------------
                                                    (in thousands)

 ASSETS

 TOTAL CURRENT ASSETS                           $  49,071    $  48,710

 PROPERTY AND EQUIPMENT, Net - full cost method
  of accounting for oil and natural gas
  properties                                      221,918      307,059

 OTHER ASSETS                                       1,153        1,828
                                                ---------    ---------
 TOTAL ASSETS                                   $ 272,142    $ 357,597
                                                =========    =========

 LIABILITIES AND STOCKHOLDERS' EQUITY

 TOTAL CURRENT LIABILITIES                      $ 243,081    $ 251,991

 OTHER NON-CURRENT LIABILITIES                      8,210        8,118
                                                ---------    ---------
 TOTAL LIABILITIES                                251,291      260,109

 TOTAL STOCKHOLDERS' EQUITY                        20,851       97,488
                                                ---------    ---------
 TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY     $ 272,142    $ 357,597
                                                =========    =========

 EDGE PETROLEUM CORPORATION
 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

                                                  Three Months Ended
                                                       March 31,
                                                ----------------------
                                                  2009          2008
                                                ---------    ---------
 CASH FLOWS FROM OPERATING ACTIVITIES:              (in thousands)
    Net loss                                    $ (76,940)   $ (16,179)
      Adjustments to reconcile net loss to net
       cash provided by operating activities:
      Unrealized (gain) loss on the fair value
       of derivatives                              (5,220)      25,360
      Deferred income taxes                            --       (9,227)
      Depletion, depreciation, amortization and
       accretion                                   10,079       27,371
      Impairment of oil and natural gas
       properties                                  78,254           --
      Gain on ARO settlement                           --           (9)
      Amortization of deferred loan costs             926          239
      Share-based compensation cost                   303          907
    Net effect of changes in operating assets
     and liabilities                                2,431       (7,112)
                                                ---------    ---------
        Net cash provided by operating
         activities                                 9,833       21,350
                                                ---------    ---------

 CASH FLOWS FROM INVESTING ACTIVITIES:
    Oil and natural gas property and equipment
     additions                                     (3,097)     (22,190)
    Drilling advances                                (310)         641
    Proceeds from the sale of oil and natural
     gas properties                                    --       12,248
    Overhedge derivative settlements                   --       (1,691)
                                                ---------    ---------
        Net cash used in investing activities      (3,407)     (10,992)
                                                ---------    ---------

 CASH FLOWS FROM FINANCING ACTIVITIES:
    Repayments on debt                             (5,000)     (10,000)
    Preferred dividends paid                           --       (2,066)
                                                ---------    ---------
        Net cash used in financing activities      (5,000)     (12,066)
                                                ---------    ---------

 NET INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS                                       1,426       (1,708)
 CASH AND CASH EQUIVALENTS, BEGINNING OF
  YEAR                                              8,475        7,163
                                                ---------    ---------
 CASH AND CASH EQUIVALENTS, END OF YEAR         $   9,901    $   5,455
                                                =========    =========

 EDGE PETROLEUM CORPORATION
 Non-GAAP Disclosure Reconciliation
 I. Net Cash Flow Provided by Operating Activities

                                                 Three Months Ended
                                                      March 31,
                                                ----------------------
                                                  2009          2008
                                                ---------    ---------
 Net cash flow provided by operating
  activities                                    $   9,833    $  21,350
 Changes in working capital accounts               (2,431)       7,112
                                                ---------    ---------
 Net cash flow provided by operations before
  working capital changes                       $   7,402    $  28,462
                                                =========    =========

 Note:    Management believes that net cash flow provided by operating activities before working capital changes is relevant and
          useful information that is commonly used by analysts,
          investors and other interested parties in the oil and gas
          industry as a financial indicator of an oil and gas
          company's ability to generate cash used to internally fund exploration and development activities and to service debt.
          Net cash flow provided by operating activities before
          working capital changes is not a measure of financial
          performance prepared in accordance with accounting
          principles generally accepted in the United States of
          America ("GAAP") and should not be considered in isolation or as an alternative to net cash flow provided by operating activities. In addition, since net cash flow provided by
          operating activities before working capital changes is not a term defined by GAAP, it might not be comparable to
          similarly titled measures used by other companies.

CONTACT:  Edge Petroleum Corporation
          Gary Pittman, Chief Financial Officer
          (713) 654-8960